EXHIBIT 99.1
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    PRESS RELEASE--ISSUED BY AMFAC HAWAII, LLC ON FEBRUARY 27, 2002


     Today Amfac Hawaii, LLC and certain of its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code. Gary Nickele, the President of Amfac Hawaii indicated that "the filing was necessary in order to address liquidity issues primarily related to unmanageable debt service obligations. The Company and its subsidiaries will continue operations during bankruptcy and expect to emerge from bankruptcy protection with several months."

     Nickele went on to say that "much of the Company's current financial difficulties result from its agricultural operations, which have lost approximately $120 million since 1989. We attempted to make the agricultural operations work in spite of insurmountable hurdles relating to commodity prices and high local operating costs. We knew how important agriculture was to Hawaii's economy and how vital it was to attempt to protect agricultural jobs in the islands. We continued operations as long as we could, but we just could not overcome regulated commodity prices and very high labor costs relative to our competitors in third world countries.

The other significant business segment of our company, the land development business, involves a government entitlement process that is extremely complex, comprised of numerous constituencies and takes a great deal of time. This placed additional financial strains on our organization."

     Prior to today's filing, the Company and its secured creditors engaged in extensive negotiations with the indenture trustee representing approximately $140 million of outstanding unsecured indebtedness. The Company intends to promptly file a plan of reorganization based on the results of those negotiations. In general, the anticipated plan of reorganization proposes that significantly all of the Company's debt will be converted into equity. If the proposed plan is approved, the Company will emerge from the reorganization proceedings with a significantly improved balance sheet and cash flow situation. This will enable the Company to focus its future business on its Kaanapali 2020 development plan, golf course operations and strategic land sales.

     The Company's operations have been significantly downsized during the past several years with the closure of the Oahu, Pioneer, Kekaha and Lihue sugar plantations and certain diversified agricultural operations. These closures have been accompanied by significant overhead reductions. The Company, which as recently as 1996 employed almost 1000 people, currently employs approximately 135 individuals. Nickele emphasized that "the anticipated plan does not currently call for any significant reduction in the work force other than personnel associated with the shutdown of the Kauai power plant, scheduled for the fourth quarter of this year. We also intend to continue paying all normal wages and benefits to our employees during the bankruptcy proceedings."

     The related companies that own the Waikele Golf Course on Oahu and the two Royal Kaanapali Golf Courses on Maui are not parties to this filing.